EXHIBIT 99.1

NEWS BULLETIN RE: CLAIRE’S STORES, INC.
3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. REPORTS FEBRUARY
COMPARABLE STORE SALES INCREASE FOUR PERCENT;
REGULAR QUARTERLY DIVIDEND DECLARED

PEMBROKE PINES, FL., March 2, 2006. Claire’s Stores, Inc. (NYSE:CLE) today reported that for the four weeks ended February 25, 2006 comparable store sales increased four percent after increasing six percent during the corresponding four-week period last year. Total sales during the four-week period ended February 25, 2006 increased three percent to $90,939,000 compared with $88,139,000 for the comparable four-week period last year.

Comparable store sales results for February 2006 compared to February 2005 were as follows:

•	Claire’s North America: positive low single digits

•	Claire’s International: positive low single digits

•	Icing by Claire’s: positive mid single digits

Please note that our comparable store sales numbers are calculated in local currencies. Total sales numbers give effect to the impact of foreign exchange, with February 2006 revenues reflecting the strengthening of the U.S. dollar compared to February 2005.

Bonnie Schaefer, Co-Chairman and Co-CEO stated that, “We are very pleased that comparable store sales in our International division returned to positive territory. Furthermore, we made tremendous progress reducing inventory to targeted levels, so that we are moving into spring with clean inventories. Our work overseas is continuing, with particular emphasis on the refinement of our merchandise selection and procurement processes. Our objective is to deliver the optimal combination of merchandise that mirrors our North American stores while also addressing localized needs, trends and desires.”

Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores noted that, “Fiscal 2007 got off to an excellent start in North America in spite of major snowstorms. We delivered strong comparable store sales for the month, particularly when viewed against the extremely strong two year performance turned in during February 2004 and 2005. Our customers are responding enthusiastically to our early spring line that incorporates a wonderful palette of neutrals and fresh spring colors, while at the same time snapping up clearance items, leaving our inventories fresh.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2007	FY 2006	CHANGE	CHANGE
February	$90,939	$88,139	3%	4%
Year-to-Date	$90,939	$88,139	3%	4%

Quarterly Dividend
The Board of Directors has declared the regular quarterly cash dividend of $0.10 per share payable on the Common Stock and $0.05 per share payable on the Class A Common Stock. Payment will be made on March 23, 2006 to shareholders of record on March 13, 2006.

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of February 25, 2006, Claire’s Stores, Inc. operated approximately 2,900 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Spain, Holland and Belgium. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 172 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses 87 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and seven stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions such as inflation and increased energy costs; general and political social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 29, 2005. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com